EXHIBIT 1

Catellus Development Corporation

Profit Sharing & Savings Plan and Trust

Financial Statements and Additional Information

December 31, 2002 and 2001

Catellus Development Corporation

Profit Sharing & Savings Plan and Trust

Contents

December 31, 2002 and 2001

(1)	Other schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations and Disclosure under the Employee Retirement Income Security Act of 1974 (ERISA) have been omitted because they are not applicable.

Report of Independent Auditors

To the Participants and Administrator

of the Catellus Development Corporation

Profit Sharing & Savings Plan and Trust

In our opinion, the accompanying statements of net assets available for plan benefits and the related statement of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of the Catellus Development Corporation Profit Sharing & Savings Plan and Trust (the Plan) at December 31, 2002 and 2001, and the changes in its net assets available for plan benefits for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Schedule H, line 4i – Schedule of Assets (Held at End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PRICEWATERHOUSECOOPERS LLP

June 24, 2003

Catellus Development Corporation

Profit Sharing & Savings Plan and Trust

Statements of Net Assets Available for Plan Benefits

December 31, 2002 and 2001

	2002	2001
Assets
Investments (Note 3)	$19,356,663	$19,793,713
Participant loans	443,188	339,453
Employer contribution receivable	432,397	446,847

Net assets available for benefits	$20,232,248	$20,580,013

The accompanying notes are an integral part of these financial statements.

Catellus Development Corporation

Profit Sharing & Savings Plan and Trust

Statement of Changes in Net Assets Available for Plan Benefits

For the year ended December 31, 2002

Additions
Investment income
Interest on participant loans	$34,091
Dividends	461,077
Net depreciation in fair value of investments (Note 6)	(2,445,292)

(1,950,124)

Contributions
Employer	1,168,905
Participant	1,823,692

2,992,597

Total additions	1,042,473

Deductions
Distributions to participants	(1,387,888)
Administrative expenses	(2,350)

Total deductions	(1,390,238)

Net decrease in net assets available for plan benefits	(347,765)
Net assets available for plan benefits
Beginning of year	20,580,013

End of year	$20,232,248

The accompanying notes are an integral part of these financial statements.

Catellus Development Corporation

Profit Sharing & Savings Plan and Trust

Notes to Financial Statements

December 31, 2002 and 2001

1.	Description of the Plan

The following description of the Catellus Development Corporation Profit Sharing & Savings Plan and Trust (the Plan) provides only general information. Participants should refer to the Plan document for a complete description of the Plan’s provisions.

The Plan is a defined contribution plan, which became effective August 1, 1990. Prior to August 1, 1990, eligible employees of Catellus Development Corporation (the Company) participated in the Santa Fe Pacific Corporation Retirement and Savings Plan (the SFP Plan). The Plan contains a deferred income arrangement intended to satisfy the requirements of the Internal Revenue Code Section 401(k). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

The Company acts as the Plan administrator. The Company has delegated its responsibility to oversee the Plan’s operations to an administrative committee, which consists of employees of the Company. SEI Private Trust Company (“SEI”) serves as the trustee of the Plan (the Trustee). The Trustee holds the Plan’s assets, establishes and maintains an individual account for each participant, maintains the financial records relating to the trust, executes all investment transactions and makes all benefit payments as directed by the Plan administrator.

The Plan provides that employees of the Company are eligible to participate on the first January 1, April 1, July 1, or October 1 subsequent to completing three months of service at full-time status. For part-time status, an employee must complete a “year of service” (one thousand hours in a twelve month consecutive period). The service period begins on the date employment commences, and employees meeting the requirements of the Plan on August 1, 1990 (inception) were immediately eligible to participate.

Eligible employees may make voluntary contributions in the form of regular payroll deductions ranging from 1% to 100% of eligible compensation. The maximum employee contribution for the 2002 and 2001 Plan year was $11,000 and $10,500, respectively. The maximum allowable contributions may be adjusted annually for inflation in accordance with Internal Revenue Service regulations.

The Company will match 100% and 50% of employee contributions up to the first 2% and the next 4% of eligible compensation, respectively, up to a maximum of $5,514 and $5,264 for the 2002 and 2001 Plan years, respectively. The Company may change the matching contribution formula at any time after sufficient notice to participants. Additionally, for each plan year, the Company may elect to make a profit sharing contribution to the Plan. A participant’s share of the profit sharing contribution is based on a percentage of eligible compensation. The percentage is the same for all participants, but it can vary from year to year and may be zero for some plan years. For 2002 and 2001, the Plan accrued profit sharing contributions totaling $432,397 and $446,847, respectively, representing 2% of eligible compensation based on declarations by the Company’s Board of Directors.

Catellus Development Corporation

Profit Sharing & Savings Plan and Trust

Notes to Financial Statements

December 31, 2002 and 2001

Participants are immediately vested in voluntary contributions plus earnings thereon. Participants become vested in Company contributions at a rate of 20% for each completed year of service, as defined. In addition, participants become fully vested in Company contributions if their service ends on or after age 65, or upon their death or permanent and total disability.

Contributions to the Plan may be invested, based on the participant’s election, in any combination of the alternatives described in Note 3.

Participants may change their investment options or transfer account balances any day of the year. The investment options represented by each of these alternatives are described in Note 3. Amounts relating to participant account forfeitures are maintained in a money market account and, as described below, may be used by the Company to pay administrative fees or reduce the Company’s matching contribution, as directed by the Plan administrator.

Participants may borrow from their fund accounts subject to the requirements and limitations set forth in the Plan document and the Internal Revenue Code (IRC). Loan transactions are treated as a transfer to (from) the investment fund from (to) the Participant Loan Fund. Loan terms range from one to five years or up to 15 years for the purchase of a primary residence. The loans are secured by the balance in the participant’s account and bear interest at the prime interest rate (as quoted in the Wall Street Journal) at the date of the loan plus 1%. Interest rates on loans outstanding at December 31, 2002 ranged from 5.75% to 10.5%. Principal and interest is paid ratably through monthly payroll deductions.

All distributions to participants and/or beneficiaries, payable out of participants’ accounts under the terms of the Plan, will be paid by the Trustee in accordance with the Plan agreement.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared on the accrual basis of accounting.

Investments

Investments in mutual funds and common stock are valued by the Trustee based on the fair value of the underlying net assets of each fund. Participant loans are carried at amortized cost. Investments in insurance contracts (SEI Stable Asset Fund) were valued at amortized cost, which approximates fair value. Fair values of common stock and mutual fund investments are measured by quoted prices in active markets.

Purchases and sales of securities are recorded on the trade-date. Interest income is recorded on the accrual method. Dividends are recorded on the ex-dividend date.

Catellus Development Corporation

Profit Sharing & Savings Plan and Trust

Notes to Financial Statements

December 31, 2002 and 2001

Participant Loans

Under the terms of the Plan, the Plan may extend loans to participants. During the year ended December 31, 2002, there were $265,227 in new participant loans and $161,492 in principal loan repayments. During the year ended December 31, 2001, there were $110,805 in new participant loans and $164,307 in principal loan repayments. Distributions to participants from the Participant Loan Fund relate to terminated employees who were unable to repay their loan in full. Such distributions amounted to $813 and $37,789 during the years ended December 31, 2002 and 2001, respectively, and are subject to federal income taxation.

Contributions and Forfeitures

Participant contributions and Company matching contributions to the Plan are recorded or accrued in the period the Company makes payroll deductions from Plan participants. Company profit sharing contributions are recorded in the related plan year. Forfeitures of nonvested amounts are credited to a forfeiture account, which is utilized for future contributions by the Company to remaining participants. During 2002 and 2001, forfeitures totaled $113,877 and $804,694, respectively. The cumulative forfeitures of $931,575 as of December 31, 2002 will be used to reduce future contributions by the Company and are included in investments in the accompanying statement of net assets.

Benefits

Benefits are recorded when paid from Plan assets to the participant.

Administrative Expenses and Maintenance Fees

All fees and expenses related to management and administration of the Plan are paid directly by the Company. Under the terms of the Plan, account maintenance fees are to be charged to each participant’s account by the Trustee. Fund management fees may be indirectly charged to participants as a reduction in the net asset value of the related investment option.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires Plan management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

3.	Investments

The following investment alternatives are available to Plan participants.

SEI Core Fixed Income Fund

This mutual fund invests primarily in investment grade U.S. corporate and government fixed income securities, including mortgage-backed securities. The objective of this fund is to provide a broad level of diversification and current income in U.S fixed income securities in a risk-controlled framework. No guarantees are made on the amounts invested and this fund incurs and pays an annual advisory fee of 0.6% currently. At December 31, 2002 and 2001, the fund had a market value of $10.54 and $10.36 per share, respectively. At December 31, 2002 and 2001, 81 and 78 participants, respectively, were invested in this fund.

Catellus Development Corporation

Profit Sharing & Savings Plan and Trust

Notes to Financial Statements

December 31, 2002 and 2001

SEI Diversified Global Growth Fund

This mutual fund invests primarily in underlying SEI funds. The underlying SEI funds invest, in turn, in securities in specific asset classes. The objective of this fund is to provide long-term capital through participation in the U.S. and international equity markets. Current income is a secondary consideration. The fund incurs and pays annual an advisory fee of 0.12% currently. At December 31, 2002 and 2001, the fund had a market value of $9.10 and $10.93 per share, respectively. At both December 31, 2002 and 2001, 14 participants were invested in this fund.

SEI Diversified Global Stock Fund

This mutual fund seeks long-term capital growth through almost exclusive participation investments in the U.S. and international equities. The fund incurs and pays an annual advisory fee of 0.12% currently. At December 31, 2002 and 2001 the fund had a market value of $7.91 and $10.08 per share, respectively and 7 and 5 participants, respectively, were invested in the fund.

SEI Diversified Moderate Growth Fund

This mutual fund invests primarily in underlying SEI funds. The underlying SEI funds invest, in turn, in securities in specific asset classes. The objective of this fund is to provide long-term growth of capital with a limited level of current income. The fund incurs and pays an annual advisory fee of 0.12% currently. At December 31, 2002 and 2001, the fund had a market value of $9.91 and $11.23 per share, respectively. At December 31, 2002 and 2001, 112 and 173 participants, respectively, were invested in this fund.

SEI International Equity Fund

This mutual fund invests primarily in common stocks and other equity securities of foreign companies. The fund incurs and pays an annual advisory fee of 1.00% currently. At December 31, 2002 and 2001, the fund had a market value of $7.27 and $8.80 per share, respectively. At December 31, 2002 and 2001, 49 and 67 participants, respectively, were invested in this fund.

SEI Large Cap Growth Fund

This mutual fund invests primarily in common stocks of U.S. companies with a market capitalization of more than $1 billion, which includes stocks with growth characteristics. The fund incurs and pays an annual advisory fee of 0.85% currently. At December 31, 2002 and 2001, the fund had a market value of $13.82 and $19.53 per share, respectively. At December 31, 2002 and 2001, 195 and 315 participants, respectively, were invested in this fund.

SEI Large Cap Value Fund

This mutual fund invests primarily in common stocks of U.S. companies with a market capitalization of more than $1 billion, which includes stocks with value characteristics. The fund incurs and pays an advisory fee of 0.85% currently. At December 31, 2002 and 2001, the fund had a market value of $14.90 and $18.39 per share, respectively. At December 31, 2002 and 2001, 46 and 37 participants, respectively, were invested in this fund.

SEI Small Cap Growth Fund

This mutual fund invests primarily in common stocks of U.S. companies with a market capitalization of less than $2 billion, which includes stocks with growth characteristics. The fund incurs and pays an annual advisory fee of 1.1% currently. At December 31, 2002 and 2001, the fund had a market

Catellus Development Corporation

Profit Sharing & Savings Plan and Trust

Notes to Financial Statements

December 31, 2002 and 2001

value of $10.25 and $15.47 per share, respectively. At December 31, 2002 and 2001, 79 and 105 participants, respectively, were invested in this fund.

SEI Small Cap Value Fund

This mutual fund invests primarily in common stocks of U.S. companies with a market capitalization of less than $2 billion, which includes stocks with value characteristics. The fund incurs and pays an annual advisory fee of 1.1% currently. At December 31, 2002 and 2001, the fund had a market value of $14.29 and $16.75 per share, respectively. At December 31, 2002 and 2001, 46 and 40 participants, respectively, were invested in this fund.

SEI S&P 500 Index Fund

This mutual fund invests substantially all of its assets in securities listed in the S&P 500 Index, which is comprised of 500 selected securities (mostly common stocks). The objective of this fund is to provide investment results that correspond to the aggregate price and dividend performance of the securities in the Standard & Poor’s 500 Composite Stock Index. The fund incurs and pays an annual advisory fee of 0.4% currently. At December 31, 2002 and 2001, the fund had a market value of $27.07 and $35.34 per share, respectively. At December 31, 2002 and 2001, 261 and 378 participants, respectively, were invested in this fund.

SEI Stable Asset Fund

This fund seeks to provide high current income, with the preservation of capital as the primary objective. The objective of this fund is to diversify investments among guaranteed investment contracts (GIC) issued by major life insurance companies and money center banks, as well as synthetic GICs. At December 31, 2002 and 2001, the fund had a market value of $1.00 per share. At December 31, 2002 and 2001, 197 and 231 participants, respectively, were invested in this fund.

Catellus Stock Fund

This pooled account is comprised of funds invested in the Company’s common stock. At times, funds are also temporarily placed in a money market account while awaiting reinvestment in units of the fund. At December 31, 2002 and 2001, the fund had a market value of $30.18 and $28.06 per unit, respectively. At December 31, 2002 and 2001, 185 and 252 participants, respectively, were invested in this fund.

The following presents investments that represent five percent or more of the Plan’s net assets.

	2002	2001
SEI Diversified Moderate Growth Fund	$1,334,981	$1,520,598
SEI Large Cap Growth Fund	1,956,407	2,447,303
SEI S&P 500 Index Fund	4,568,520	5,880,629
SEI Stable Asset Fund	6,282,426	5,465,311
Catellus Stock Fund	3,137,367	2,872,886
Other (individually less than 5%)	2,076,962	1,606,986

	$19,356,663	$19,793,713

Catellus Development Corporation

Profit Sharing & Savings Plan and Trust

Notes to Financial Statements December 31, 2002 and 2001

4.	Tax Status of the Plan

The Internal Revenue Service has determined and informed the Company by a letter dated January 10, 2002 that the Plan and associated trust are designed in accordance with applicable sections of the IRC. The Plan Administrator believes that the Plan continues to fulfill the requirements of the IRC and ERISA, and that the trust, which forms a part of the Plan, is exempt from income tax. Accordingly, no provision has been made for federal or state income taxes.

5.	Termination of the Plan

The Company intends to continue the Plan indefinitely for the benefit of its employees, but reserves the right by action of its Board of Directors to amend or terminate the Plan at any time and for any reason, subject to the provisions of ERISA. In the event that the Plan is terminated, each participant’s account shall be 100% vested and nonforfeitable in their contributions. Thereupon, each participant shall receive a total distribution of their participant account in accordance with the terms of the Plan Agreement.

6.	Net Depreciation in Fair Value of Investments

During the year ended December 31, 2002, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

SEI Core Fixed Income Fund	$9,719
SEI Diversified Global Growth Fund	(9,584)
SEI Diversified Global Stock Fund	(8,744)
SEI Diversified Moderate Growth Fund	(179,691)
SEI International Equity Fund	(47,292)
SEI Large Cap Growth Fund	(768,706)
SEI Large Cap Value Fund	(35,476)
SEI Small Cap Growth Fund	(191,852)
SEI Small Cap Value Fund	(68,986)
SEI S&P 500 Index Fund	(1,361,183)
Catellus Stock Fund	216,503

$(2,445,292)

Catellus Development Corporation

Profit Sharing & Savings Plan and Trust

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

(a)	(b)	(c)	(d)	(e)
	Identify of Issuer, Lessor or Party	Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Date	Cost**	Current Value
*	SEI	Consolidated Stable Asset Fund		$6,282,426
*		Catellus Stock Fund		3,137,367
*	SEI	SEI Diversified Global Stock Fund		25,200
*	SEI	SEI Diversified Global Growth Fund		69,538
*	SEI	SEI Diversified Moderate Growth Fund		1,334,981
*	SEI	SEI International Equity Fund		249,432
*	SEI	SEI Large Cap Growth Fund		1,956,407
*	SEI	SEI Large Cap Value Fund		212,062
*	SEI	SEI S&P 500 Index Fund		4,568,520
*	SEI	SEI Small Cap Growth Fund		450,567
*	SEI	SEI Small Cap Value Fund		280,447
*	SEI	SEI Core Fixed Income Fund		789,716
*	Participant loans	Interest rates range from 5.75% to 10.5%		443,188

				$19,799,851

*	Represents a party-in-interest to the Plan, as defined by ERISA.
**	Not required for participant-directed investments.